NORTHWESTERN MUTUAL SERIES FUND, INC.

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

January 24, 2012

Mason Street Advisors, LLC

720 East Wisconsin Avenue

Milwaukee, WI 53202

Re:     Agreement to Pay or Reimburse Certain Expenses

Gentlemen:

This letter constitutes an agreement between Mason Street Advisors, LLC (“MSA”) and Northwestern Mutual Series Fund, Inc. (“NMSF”) as follows:

MSA hereby agrees, through April 30, 2013, to waive its investment advisory fees and/or reimburse certain expenses for the NMSF portfolios specified below to the extent necessary so that each portfolio’s total operating expenses (excluding taxes, brokerage, other investment-related costs, interest and dividend expenses and charges, and extraordinary expenses) on an annualized basis after the waiver, do not exceed the percentage of average net assets specified below (the “Expense Cap”):

Portfolio	Expense Cap

Small Cap Value Portfolio	1.00%
International Growth Portfolio	1.10%
Asset Allocation Portfolio	0.75%
Domestic Equity Portfolio	0.75%
Large Cap Blend Portfolio	0.85%
Large Company Value Portfolio	0.80%
Inflation Protection Portfolio	0.65%
Research International Core Portfolio	1.15%
Emerging Markets Equity Portfolio	1.50%
Short-Term Bond Portfolio	0.45%
Index 600 Stock Portfolio	0.35%
Long-Term U.S. Government Bond Portfolio	0.65%
Multi-Sector Bond Portfolio	0.90%
Focused Appreciation Portfolio	0.90%
Equity Income Portfolio	0.75%
Mid Cap Value Portfolio	1.00%
Commodities Return Strategy Portfolio	0.95%

With respect to the Commodities Return Strategy Portfolio, the Expense Cap shall be given effect after the application of the investment advisory fee waiver contemplated by that certain Fee Waiver Agreement dated February 24, 2011 in place between the parties hereto, relating to the Commodities Return Strategy Portfolio.

This letter supersedes all prior agreements between the parties relating to the same matters.

Very truly yours,

NORTHWESTERN MUTUAL SERIES FUND, INC.

By:	/s/ R. DAVID ELLS
Name:	R. David Ells
Title:	President

Agreed to and accepted:

MASON STREET ADVISORS, LLC

By:	/s/ JEFFERSON V. DEANGELIS
Name:	Jefferson V. DeAngelis
Title:	President